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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Howard Schultz & Associates International, Inc.:

We consent to the use of our report dated July 26, 2001, except as to Note 16 which is dated September 5, 2001 on the combined balance sheets of Howard Schultz & Associates International, Inc. as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, included herein, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.



                                                              /s/   KPMG LLP



Dallas, Texas
September 5, 2001